Bowne & Co., Inc. 345 Hudson Street 212/886-0614 Fax: 212/229-7392

News Release
Contact:	William J. Coote Treasurer 212-886-0614 bill.coote@bowne.com

FOR IMMEDIATE RELEASE

BOWNE & CO. REPORTS 2003 YEAR-END RESULTS

Momentum Building in Financial Print and Global Solutions;
Profit Growth Highlights Leverage in Operating Model

NEW YORK, February 11, 2004 — Bowne & Co., Inc. (NYSE: BNE), a global leader in delivering high-value document management solutions, today reported fourth quarter 2003 revenues of $251.4 million, a 6% increase as compared to $236.2 million for the same period last year. Net loss for the fourth quarter ended December 31, 2003 was $3,327,000—or $0.10 per share—including restructuring charges, net of tax, of $5,767,000 or $0.17 per share. These results are comparable to a loss of $18,903,000—or $0.56 per share—that included one-time items, primarily restructuring charges, totaling $12.7 million, net of tax, or $0.37 per share. Excluding such one-time items and restructuring charges, net of tax, resulted in pro forma earnings per share of $0.07 in 2003 as compared to a pro forma loss per share of $0.19 in 2002. (See Pro Forma Supplemental Income Information attached hereto for a reconciliation of these non-GAAP financial measures to our consolidated statements of operations).

         In the fourth quarter of 2003, restructuring charges principally relate to the further rationalization of the Financial Print operating model, other cost reductions, as well as continuing integration costs associated with the company’s Globalization unit.

         Revenue for 2003 was $1.065 billion, up 6% from $1.003 billion reported for 2002. For the year ended December 31, 2003, net loss was $9,127,000—or $0.27 per share—including restructuring charges, net of tax, of $18,708,000 or $0.55 per share. Excluding these restructuring charges, net of tax, results in pro forma earnings per share of $0.27 in 2003 as compared to $0.11 in 2002. (see Pro Forma Income Information).

         “Bowne’s fourth quarter and full-year results met our expectations and demonstrate our continued commitment to creating, in each of our businesses, a more efficient and effective operating model,” said Chairman and CEO Robert M. Johnson.

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         Johnson continued, “I’d like to highlight Bowne Global Solutions significant turnaround in 2003 as indicative of the results we are achieving as the outcome of our integration efforts, the acceptance in the market of our localization services and our strategy to diversify our client base as we continued our quarter-over-quarter improvement and exit the year on a strong note. We are optimistic about what lies ahead in 2004 because we are well positioned in each of our segments. The strong improvement in the results of our Financial Print segment in the second half of 2003, and newly awarded contracts in our Business Solutions group complement the top-line growth and bottom line improvement in Bowne Global Solutions.”

         Johnson reported the following regarding each of Bowne’s business segments:

         Financial Print – “Financial Print reported a $6.4 million, or 5%, increase in revenues in the fourth quarter of 2003 and segment profit increased $9.9 million, or 225%, as compared to the year earlier period—a direct result of the changes that have been made to increase operating efficiency. While the 2003 revenues of $590.9 million are down $47.4 million, or 7%, compared with 2002, the second half revenues increased $12.3 million, or 5%, with segment profits increasing $15.6 million, or 121%—further underscoring the leverage and cost savings in our more efficient Financial Print model.”

         “Looking ahead to 2004 we are optimistic due to the leverage in our model and the apparent momentum in the capital markets. In the IPO market, 84 companies came to market in 2003—down from 94 companies in 2002—however 53 came to market in the second half of the year, with 24 coming in December. In Asia, particularly, China, the new issues market appears to remain active. In the M&A market, we have a couple of significant transactions in process, but we also see a number of middle market transactions pending, something woefully lacking the last two years. We also see positive signs in Europe, which is expected to contribute in 2004.”

         Business Solutions – “Total revenues increased year-over-year by $20.8 million, or 8.9%, to $254.7 million in 2003. Bowne DecisionQuest accounted for an increase of $33.2 million, which was offset by declining volumes within our investment banking clients, downsizing of key clients and the dissolution of several law firm clients in the first half of 2003. However, we are encouraged by the increase in volumes in investment banking activity in the fourth quarter as compared to prior quarters and are optimistic concerning the continuing growth in our outsourcing business. During the fourth quarter BBS added seven new outsourcing contracts; five within the legal sector, one Investment Banking client, and one in the consulting industry. As a result, we have added $22 million in total new contract revenue to our solid base of existing business.”

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         “In 2004, we expect to see a continued resurgence tied to capital market growth. We also have recently been awarded two new three-year desktop publishing agreements in the financial services sector with a total value of an additional $34 million. Our litigation support business, Bowne DecisionQuest, performed well in 2003 and is poised to further leverage significant Bowne channel opportunities. We expect BBS to grow segment profit in 2004 through: existing client growth, expansion of new services, penetration into new market verticals, continued expense management and the growth of Digital Litigation Services.”

         Global Solutions – “Fourth quarter 2003 revenue for Bowne Global Solutions (BGS) rose approximately $2.5 million, or 5% over the same period of 2002, importantly, segment profit increased $3.9 million—despite currency volatility. Our strategy to extend our services to a more diversified client base to capture broader market opportunities served us well in 2003 as we realized gains in the Medical Devices, Government, Education, Automotive, Aerospace, Pharmaceutical and Transportation industries. Fourth quarter successes bode well for 2004 results as we recently renewed our contract with the US Department of Justice for Interpretations services, which should provide $100.0 million in revenue over a 5-year period, renewed a 5-year, $4.5 million Technical Writing contract with the European division of a Big 3 auto manufacturer, and secured a 2-year ‘preferred vendor’ localization contract with a leading US medical products company estimated at $2.0 million annually.”

* * *

Full year results reflect a correction of the first three quarters results of $164 thousand, $136 thousand, and $296 thousand, respectively, totaling $596 thousand, net of tax, or $0.02 per share, related to a reduction in other income from the CaseSoft joint venture investment due to a misinterpretation of a preferential profit allocation provision in the joint venture agreement.

Johnson said Bowne also continues to focus on cash flow and managing receivables. Average days outstanding improved 3 days to 67 days in 2003. Net debt is down from September 2003 by approximately $48.9 million to $123.5 million at year-end. Financial printing work-in-process inventories increased 15% to $14.2 million in 2003 from December 31, 2002.

* * *

Business Outlook

The company noted that forward-looking statements of future performance contained in the foregoing and in the following statements and certain statements made elsewhere in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.

For the year 2004, the company expects improved results over 2003.

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	2003 Actual	2004 Outlook

Revenues	$1.065 billion	$1.1 to $1.2 billion
Financial Print	$590.9 million	$620 to $650 million
Outsourcing	$254.7 million	$270 to $280 million
Globalization	$219.2 million	$240 to $250 million
Segment Profit:
Financial Print	$61.9 million	$70 to $90 million
Outsourcing	$14.0 million	$19 to $22 million
Globalization	$13.1 million	$18 to $23 million
Corporate/Other	$(16.6) million	$(17) to $(25) million
Restructuring charges	$(25.6) million	$(5) to $(7) million
Depreciation and amortization	$44.0 million	$43 to $44 million
Interest expense	$11.4 million	$10 to $12 million
Diluted (loss) earnings per share	$(0.27)	$0.45 to $0.77
Diluted earnings per share, excluding restructuring charges	$0.27	$0.56 to $0.91
Capital expenditures	$24.2 million	$25 to $30 million

Bowne & Co. will hold its earnings conference call to review the fourth quarter and full-year 2003 results and discuss the 2004 business outlook, on Thursday, February 12, 2004, at 11 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (800) 810-0924 (domestic) or (913) 981-4900 (international) and ask for the Bowne teleconference.

Bowne & Co., Inc., founded in 1775, is a global leader in providing high-value solutions that empower our clients’ communications.

•	Bowne Financial Print: The most comprehensive array of transactional and compliance-related services to create, manage, translate and distribute mission-critical documents. Within this segment, Bowne Enterprise Solutions provides digital printing and electronic delivery of personalized communications that enable companies to strengthen relationships and increase market leadership.

•	Bowne Business Solutions: A full array of outsourcing services in information technology, document processing services, creative services, litigation support services and office document services.

•	Bowne Global Solutions: A broad range of localization services, which help companies adapt communications developed in one country to meet the social, cultural and business requirements for successful distribution in another.

Bowne & Co. combines all of these capabilities with superior customer service, new technologies, confidentiality and integrity to manage, repurpose and distribute a client’s information to any audience, through any medium, in any language, anywhere in the world. For more information, visit us at www.bowne.com.

[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Operations

	For the Period Ended December 31,

(in thousands, except per share information)	Quarter
	(unaudited)		Year-to-Date

	2003	2002	2003	2002

Revenue	$251,377	$236,219	$1,064,820	$1,003,326
Expenses:
Cost of revenue	(168,146)	(162,363)	(717,928)	(667,089)
Selling and administrative	(64,616)	(68,885)	(273,438)	(275,818)
Depreciation	(10,229)	(9,311)	(40,332)	(40,662)
Amortization	(891)	(727)	(3,621)	(2,017)
Restructuring, integration and asset impairment charges	(6,624)	(15,773)	(25,591)	(19,378)
Gain on sale of certain printing assets	—	500	—	15,369
Gain on sale of building	—	—	—	4,889

	(250,506)	(256,559)	(1,060,910)	(984,706)

Operating income (loss)	871	(20,340)	3,910	18,620
Interest expense	(3,246)	(2,176)	(11,420)	(7,127)
Other (expense) income, net	(434)	(1,769)	(1,013)	(1,993)

(Loss) income before income taxes	(2,809)	(24,285)	(8,523)	9,500
Income tax (expense) benefit	(518)	5,382	(604)	(9,145)

Net (loss) income	$(3,327)	$(18,903)	$(9,127)	$355

Total (loss) earnings per share:
Basic	$(0.10)	$(0.56)	$(0.27)	$0.01
Diluted	$(0.10)	$(0.56)	$(0.27)	$0.01
Average shares outstanding:
Basic	33,945	33,556	33,736	33,472
Diluted	35,861	34,470	35,147	34,677
Dividends per share	$0.055	$0.055	$0.22	$0.22

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
(in thousands)	2003	2002

Assets
Cash and marketable securities	$17,087	$34,695
Accounts receivable, net	197,903	176,984
Inventories	20,290	19,555
Prepaid expenses and other current assets	23,421	30,599

Total current assets	258,701	261,833

Property, plant and equipment, net	134,862	151,557
Goodwill and other intangibles, net	291,730	267,959
Other assets	35,057	23,053

Total assets	$720,350	$704,402

Liabilities and Stockholders’ Equity
Current portion of long-term debt and short-term borrowings	$770	$497
Accounts payable and accrued liabilities	185,210	178,997

Total current liabilities	185,980	179,494

Long-term debt	139,828	142,708
Deferred employee compensation and other	45,807	45,880
Stockholders’ equity	348,735	336,320

Total liabilities and stockholders’ equity	$720,350	$704,402

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows

	Year Ended Ended December 31,

(in thousands)	2003	2002

Cash flows from operating activities:
Net (loss) income	$(9,127)	$355
Depreciation and amortization	43,953	42,679
Asset impairment charges	2,345	2,876
Gain on sale of certain printing assets	—	(15,369)
Gain on sale of building	—	(4,889)
Cash used in discontinued operations	(1,567)	(2,385)
Changes in other assets and liabilities, net of non-cash transactions	(17,415)	51,521

Net cash provided by operating activities	18,189	74,788

Cash flows from investing activities:
Purchase of property, plant and equipment	(24,174)	(29,543)
Acquisitions of businesses, net of cash acquired	—	(86,761)
Proceeds from sale of certain printing assets	—	15,000
Proceeds from sale of building	—	8,295
Other	986	564

Net cash used in investing activities	(23,188)	(92,445)

Cash flows from financing activities:
Proceeds from borrowings	313,374	368,244
Payment of debt	(321,381)	(340,951)
Proceeds from stock options exercised	4,551	2,838
Payment of dividends	(7,416)	(7,362)

Net cash (used in) provided by financing activities	(10,872)	22,769

Net (decrease) increase in cash and cash equivalents	$(15,871)	$5,112
Cash and Cash Equivalents—beginning of period	32,881	27,769

Cash and Cash Equivalents—end of period	$17,010	$32,881

BOWNE & CO., INC.
(NYSE: BNE)
Segment Information

Information regarding the operations of each business segment is set forth below. Performance is evaluated based on several factors, of which the primary financial measures are segment profit and segment profit less depreciation expense. Segment profit is defined as gross margin (revenue less cost of revenue) less selling and administrative expenses, plus the Company’s equity share of income (losses) associated with a joint venture investment in the outsourcing segment. Segment performance is evaluated exclusive of interest, income taxes, amortization, certain shared corporate expenses, restructuring, integration and asset impairment charges, other expenses and other income. Therefore, this information is presented in order to reconcile to income (loss) before income taxes. The Corporate/Other category includes (i) corporate expenses for shared administrative, legal, finance and other support services which are not directly attributable to the operating segments, (ii) restructuring, integration and asset impairment charges, and (iii) other expenses and other income.

	For Periods Ended December 31,

(in thousands)	Quarter		Year-to-Date

	2003	2002	2003	2002

	(unaudited)	(unaudited)
Revenues:
Financial Printing	$132,813	$126,390	$590,856	$638,269
Outsourcing	64,294	58,088	254,719	233,886
Globalization	54,270	51,741	219,245	131,171

	$251,377	$236,219	$1,064,820	$1,003,326

Segment profit (loss):
Financial Printing	14,277	4,399	61,889	66,569
Outsourcing	4,211	3,761	14,042	15,642
Globalization	3,887	11	13,072	(4,441)
Corporate/Other (see detail below)	(10,818)	(20,242)	(42,153)	(18,464)

	11,557	(12,071)	46,850	59,306

Depreciation expense:
Financial Printing	6,578	6,114	27,353	29,076
Outsourcing	1,238	1,020	4,297	4,008
Globalization	1,862	1,803	6,888	5,580
Corporate/Other	551	374	1,794	1,998

	10,229	9,311	40,332	40,662

Segment profit (loss) less depreciation:
Financial Printing	7,699	(1,715)	34,536	37,493
Outsourcing	2,973	2,741	9,745	11,634
Globalization	2,025	(1,792)	6,184	(10,021)
Corporate/Other	(11,369)	(20,616)	(43,947)	(20,462)

	1,328	(21,382)	6,518	18,644
Amortization	(891)	(727)	(3,621)	(2,017)
Interest expense	(3,246)	(2,176)	(11,420)	(7,127)

(Loss) income before income taxes	$(2,809)	$(24,285)	$(8,523)	$9,500

Corporate/Other (by type)
Shared corporate expenses	$(3,866)	$(3,200)	$(15,655)	$(17,351)
Other (expense) income, net	(328)	(1,769)	(907)	(1,993)
Gain on sale of certain assets	—	500	—	20,258
Restructuring charges, integration costs and asset impairment charges	(6,624)	(15,773)	(25,591)	(19,378)

Total	$(10,818)	$(20,242)	$(42,153)	$(18,464)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
(Reconciliation to Consolidated Statements of Operations)
(unaudited)

Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, gains on sales or dispositions of assets and investments, and one-time financing and acquisition costs. The Company believes that presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

		For the Periods Ended December 31,

		Quarter		Year-to-Date

(in thousands, except per share information)		2003	2002	2003	2002

Net (loss) income		$(3,327)	$(18,903)	$(9,127)	$355
Add back (subtract):
Restructuring, integration and asset impairment
charges, net of tax	(1)	5,767	12,025	18,708)	14,080
Gain on disposition of investments, net of tax	(2)	—	—	(429)	—
One-time financing cost expenses, net of tax	(3)	—	—	484	—
Gain on sale of certain printing assets, net of tax	(4)	—	(310)	—	(8,785)
Gain on sale of building, net of tax	(5)	—	—	—	(2,787)
One-time acquisition related expenses, net of tax	(6)	—	970	—	970

Net income (loss), pro forma		$2,440	$(6,218)	$9,636	$3,833

(Loss) earnings per share:
Basic		$(0.10)	$(0.56)	$(0.27)	$0.01

Diluted		$(0.10)	$(0.56)	$(0.27)	$0.01

Earnings (loss) per share–pro forma:
Basic		$0.07	$(0.19)	$0.29	$0.11

Diluted		$0.07	$(0.19)	$0.27	$0.11

Weighted average shares outstanding:
Basic		33,945	33,556	33,736	33,472
Diluted		35,861	34,470	35,147	34,677

(1)	In 2003, restructuring, integration and asset impairment charges of $6.6 million for the fourth quarter and $25.6 million year-to-date are net of tax benefit of $0.8 million and $6.9 million, respectively. In 2002, the restructuring, integration and asset impairment charges of $15.8 million for the fourth quarter and $19.4 million year-to-date are net of tax benefit of $3.8 million and $5.3 million, respectively.

(2)	Represents gain on the disposition of long-term investments of $0.7 million, net of tax of $0.3 million.

(3)	Expenses related to the prepayment and amendment of the Company’s Revolving Credit Facility and certain Private Placement Notes of $0.8 million, net of tax benefit of $0.3 million.

(4)	In 2002, the gain on the sale of certain printing assets of $15.4 million is net of tax of $6.6 million, including a gain of $0.5 million, net of tax of $0.2 million, in the fourth quarter.

(5)	The gain on the sale of the Chicago building of $4.9 million is net of tax of $2.1 million.

(6)	The one-time acquisition related charges of $1.5 million is net of a tax benefit of $.5 million.